FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-05

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: Mar  3 2015 13:24:12

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-C27 - PUBLIC NEW ISSUE
**LAUNCH** $927.327 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES
CO-MANAGER: BARCLAYS CAPITAL

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/KBRA/MDY	SIZE($MM)	C/E	WAL	*LAUNCH*
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	50.239	30.000%	2.99	+42
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	7.934	30.000%	4.93
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	36.418	30.000%	6.92
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	240.000	30.000%	9.78
A-5	AAA(sf)/AAA(sf)/Aaa(sf)	309.207	30.000%	9.92	+87
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	89.627	30.000%	7.40	+77
A-S	AAA(sf)/AAA(sf)/Aa2(sf)	79.897	22.375%	9.98	+125
B	AA(sf)/AA(sf)/A1(sf)	45.842	18.000%	10.01	+155
C	A(low)(sf)/A-(sf)/NR	68.109	11.500%	10.01	+230

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/KBRA/MDY	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB(low)(sf)/BBB-(sf)/NR	44.533	7.250%	10.01	62.4%	11.3%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,047,828,035
NUMBER OF LOANS:	95
NUMBER OF PROPERTIES:	124
WA CUT-OFF LTV:	67.3%
WA BALLOON LTV:	57.8%
WA U/W NCF DSCR:	1.67x
WA U/W NOI DEBT YIELD:	10.5%
WA MORTGAGE RATE:	4.321%
TOP TEN LOANS %:	37.0%
WA TERM TO MATURITY (MOS):	118
WA AMORTIZATION TERM (MOS):	355
WA SEASONING (MOS):	0

LOAN SELLERS:	WFB (37.0%), RMF (27.9%), PCC (14.6%),
LIG I (11.3%), C-III (8.1%), BASIS (1.2%)

TOP 5 PROPERTY TYPES:	RETAIL (23.6%), HOSPITALITY (21.6%),
OFFICE (20.2%),SELF STORAGE (14.7%),
MULTIFAMILY (12.0%)

TOP 5 STATES:	CA (16.6%), FL (13.0%), NC (9.0%),
OH (8.5%), NM (4.6%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
SUBORDINATE CLASS REP:	RIALTO CMBS V, LLC or another affiliate of
RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1,	ATTACHED
PRELIMINARY FWP:	ATTACHED
PRESALE REPORTS:	WED, 2/25 - THURS, 2/26
ANTICIPATED PRICING:	3:15PM
ANTICIPATED SETTLEMENT:	MARCH 12, 2015

ROADSHOW
NEW YORK 1x1's:	WED, 2/25
HARTFORD, BREAKFAST:	THURS, 2/26 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH:	THURS, 2/26 @ 12:00PM ET, THE LANGHAM
MINNEAPOLIS, BREAKFAST:	THURS, 2/26 @ 7:30AM CT, GRAND HOTEL MINNEAPOLIS
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM
REVIEW CODE: WFCM15C27 (not case-sensitive)
DIRECT LINK: http:  http://www.netroadshow.com/nrs/wp/default.html?show=6baCdA

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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https://www.wellsfargo.com/com/disclaimer/wfsjb4.